EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1988 Employee Stock Purchase Plan and 2002 Stock Plan of Trimble Navigation Limited of our report dated January 25, 2002, except for the paragraphs under the caption "Subordinated Note" of Note 11 and Note 23, as to which the date is March 20, 2002, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in the Annual Report (Form 10-K) for the year ended December 28, 2001, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


Palo Alto, California
August 9, 2002